EXHIBIT 5.1

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                     [Letterhead of Thacher Proffitt & Wood]













                                             September 29, 1999


WMC Secured Asset Corp.
6320 Canoga Avenue
Woodland Hills, CA 91367

                WMC Mortgage Loan Trust 1999-A
                WMC Mortgage Pass Through Certificates, Series 1999-A
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Ladies and Gentlemen:

         We have acted as counsel to WMC Secured Assets Corp. (the "Depositor") and WMC Mortgage Corp. (the "Seller") in connection with (i) the Mortgage Loan Purchase Agreement, dated September 28, 1999 (the "Purchase Agreement"), between the Seller as seller and the Depositor as purchaser, (ii) the transfer by the Depositor to Bank One, National Association as trustee (the "Trustee") of the Mortgage Loans and the Original Pre-Funded Amount for deposit in the trust fund (the "Trust Fund") pursuant to the Pooling and Servicing Agreement, dated as of September 30, 1999 (the "Pooling and Servicing Agreement"), among the Depositor, the Seller as master servicer (in such capacity, the "Master Servicer") and the Trustee and the certificates which will be issued pursuant thereto designated as Mortgage Pass-Through Certificates, Series 1999-A, (collectively, the "Certificates"), (iii) the Underwriting Agreement, dated September 28, 1999 (the "Underwriting Agreement"), among the Depositor, the Seller and Salomon Smith Barney Inc. (the "Underwriter") pursuant to which certain Certificates will be sold (collectively, the "Underwritten Certificates") and (iv) the Prospectus Supplement, dated September 28, 1999 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated August 10, 1998 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Purchase Agreement, the Pooling and Servicing Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or

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WMC Series 1999-A                                                         Page 2
September 29, 1999

public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary, authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         Three separate real estate mortgage investment conduit ("REMIC") elections will be made with respect to segregated pool of assets of the Trust Fund ("REMIC I", "REMIC II" and "REMIC III," respectively). Assuming compliance with the pertinent provisions of the Pooling and Servicing Agreement as of the Closing Date, each of REMIC I, REMIC II and REMIC III will qualify as a REMIC within the meaning of sections 860A through 860G of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the underwritten Certificates, the Class CE Certificates and the Class P Certificates will constitute "regular interests" in REMIC III, and the Class R-I, Class R-II and Class R-III Certificates will represent the sole class of "residual interests" in REMIC I, REMIC II and REMIC III, respectively.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations promulgate or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, and of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

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WMC Series 1999-A                                                         Page 3
September 29, 1999

         In rendering the foregoing opinions, we express no opinion as to any laws other than the federal income tax laws of the United States. This opinion will not updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. The opinion may not be circulated or relied upon for any other purpose, or circulated to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                             Very truly yours,

                                             THACHER PROFFITT & WOOD

                                             By /s/ Thacher Proffitt & Wood
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